Exhibit 99.1

For Information: Scott Lamb Telephone: (713) 332-4751	October 15, 2004

KAISER ALUMINUM REACHES PENSION SETTLEMENT WITH PBGC

     HOUSTON, Texas, October 15, 2004 — Kaiser Aluminum has executed a settlement agreement with the Pension Benefit Guaranty Corporation (PBGC).

     The company and the PBGC have agreed, among other things, that:

•	Kaiser will continue to sponsor specified pension plans for hourly employees at plants in Los Angeles, CA; Tulsa, OK; Sherman, TX; and Bellwood, VA, and will satisfy the estimated $4.4 million minimum funding standard for these plans;

•	The PBGC will have an allowed post-petition administrative claim of $14 million, which is expected to be paid upon the consummation of a plan of reorganization for the company or the consummation of a plan for its subsidiary, Kaiser Alumina Australia Corporation, whichever comes first;

•	The PBGC will have allowed pre-petition unsecured claims in respect of the three Kaiser-sponsored pension plans that were terminated in the amount of $616 million, which will be resolved in plans of reorganization;

•	In respect of its total pre-petition unsecured claims, PBGC’s cash recovery from proceeds of Kaiser’s sale of its interests in the Alpart alumina refinery in Jamaica and the QAL alumina refinery in Australia will be limited to 32% of the net proceeds distributable to holders of the company’s Senior Notes, Senior Subordinated Notes, and the PBGC.

     The agreement is subject to approval by the U.S. Bankruptcy Court for the District of Delaware. The company expects shortly to file a motion with the Court seeking approval of the agreement.

     Kaiser’s Form 10-Q for the second quarter of 2004 contains additional information related to pension matters.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum assets.

F-997

     Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.